ARROW FINANCIAL CORPORATION
250 Glen Street, Glens Falls, New York  12801












NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of Arrow Financial Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of Arrow Financial Corporation, a
New York corporation (the "Company"), will be held at the Queensbury Hotel, Maple Street and Ridge Street,
Glens Falls, New York, on Wednesday, April 14, 1999, at 10:00 a.m. for considering and voting upon the following matters:

     1. The election of three directors to Class A for a term of three years, or in each case until his or her successor shall have been elected and qualified.

     2. Any other business which may be properly brought before the meeting or any adjournment thereof.




By Order of the Board of Directors



GERARD R. BILODEAU
Secretary
March 12, 1999







YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS
PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON.  YOU MAY REVOKE YOUR PROXY AT ANY TIME
PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY
REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.







     ARROW FINANCIAL CORPORATION
           250 Glen Street
     Glens Falls, New York  12801

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
            April 14, 1999

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arrow Financial Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, April 14, 1999, at 10:00 a.m., at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York 12801, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are first being sent to shareholders on March 12, 1999. In addition, a copy of Parts I and II of the Company's Annual Report on Form 10-K for December 31, 1998, which includes the Company's financial statements, is enclosed with this proxy statement.

     At the Meeting, three directors will be elected to Class A of the Company's Board of Directors.

     RECORD DATE AND VOTING RIGHTS
     The Board of Directors of the Company has fixed
February 26, 1999, as the record date for determination of the shareholders entitled to notice of, and to vote at the Meeting. At the close of business on such date, there were outstanding and entitled to vote 6,273,548 shares of common stock, $1.00 par value, of the Company, which is the Company's only class of stock outstanding. Holders of record of common stock at the close of business on the record date are entitled to one vote for each share held on each matter submitted to a vote at the Meeting.

     A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will treat all shares represented by proxy or in person at the Meeting as shares present or represented at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "WITHHOLD" or "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of determining a quorum but will not be treated as shares voting on such proposal. Shares held in "street name" by brokers which are present or represented at the Meeting but are not voted by such brokers, for any reason, on a matter presented at the Meeting (so-called "broker nonvotes") will be treated as shares present in person or represented by proxy at the Meeting for purposes of determining a quorum but will not be treated as shares voting on such matter.
In the election of directors, which requires the affirmative vote of a plurality of the shares voting on such matter at the Meeting, neither shares voted "WITHHOLD" on the election of one or more directors nor broker nonvotes on such election will have the effect of a vote "against" the election of one or more directors.

                PROXIES
     Any shareholder executing a form of proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal offices of the
 Company prior to the Meeting a written notice of revocation or a later-dated, properly executed proxy.

     Proxies will be solicited by mail. They may also be solicited by directors, officers and regular employees of the Company and its subsidiaries personally or by telephone or telegraph, but such persons will receive no additional compensation for such services. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, utilize the services of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their out-of-pocket expenses.
PRINCIPAL SHAREHOLDERS OF THE COMPANY

     To the knowledge of the Board of Directors, there was no one person or group of persons acting in concert who beneficially owned more than 5 percent of the outstanding shares of the Company's Common Stock as of December 31, 1998.

     The Company's subsidiary, Glens Falls National Bank and Trust Company, in its capacity as trustee of numerous trust accounts, including as trustee of the Company's
Employee Stock Ownership Plan ("ESOP"), held on such date
1,037,766 shares of Common Stock, or 16.5 percent of the total number of such shares then outstanding. The Bank was not the beneficial owner of a substantial number of these shares, including a majority of the shares then held by it as trustee of the ESOP, because other persons (e.g., the ESOP participants) held both voting and investment power over such shares. Thus, the Bank did not beneficially own more than 5 percent of the outstanding Common Stock on the reporting date.

               SHAREHOLDER PROPOSALS

     Under the Bylaws of the Company, any shareholder who wishes to nominate a person for election to the Board of Directors or who wishes to bring a matter before the annual meeting for consideration by the shareholders must deliver a written notice to the Secretary of the Company not less than 120 days before the anniversary date of the prior year's annual meeting of shareholders (except in cases where the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year's meeting).
The written notice must contain the name and record address of the submitting shareholder, a brief description of the proposed nominee for director or the other matter sought to be raised at the meeting, the number of shares of Common Stock beneficially owned by the submitting shareholder (who must be a record holder both on the day the written notice is given to the Secretary and on the record date for the meeting) and certain other information specified in the Bylaws of the Company. Failure to comply with this advance notice requirement will preclude the shareholder from nominating the person or bringing the matter before the meeting. For the annual meeting of shareholders in the Year 2000, this written notice must be given not later than December 16, 1999 (assuming such annual meeting is held within 30 days before or after April 14, 2000).

     If a shareholder wishes to have a proposal considered by the Board of Directors for inclusion in the Company's proxy statement for a forthcoming meeting of shareholders, the shareholder must submit the proposal on a timely basis and the shareholder and proposal otherwise must meet the requirements established by the Securities and Exchange Commission in Rule 14a-8 governing shareholder proposals. Any proposals that shareholders wish to be considered for inclusion in the Company's proxy statement for next year's annual shareholders' meeting (in the Year
2000) will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices no later than November 14, 1999. Such proposals, together with any supporting statements, should be directed to the Secretary of the Company.

  ITEM 1.  ELECTION OF DIRECTORS AND
INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS
     The first item to be acted upon at the Meeting is the election of three directors to Class A of the Board of Directors each to hold office for three years, or in each case until his or her successor shall have been elected and qualified. Directors will be elected by a plurality of the shares voting at the Meeting.

     Under the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes, one class to be elected each year for a term of three years. The total number of directors is fixed from time to time by the Board of Directors. As of the Meeting, the number of directors will be nine.

     All proxies which are timely received by the Secretary in proper form prior to the election of directors at the Meeting, and which have not been revoked, will be voted "FOR" the Board's three nominees for Class A listed below (unless any nominee is unable to serve or for good cause will not serve), subject to any specific voting instructions received with any proxy, including the withholding of authority to vote for any or all nominees.

     Each of the Board's nominees has consented to being named in this proxy statement and to serve if elected, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. Each of the three nominees is presently serving on the Board of Directors. Also listed below are the current directors whose terms do not expire at the Meeting and who are expected to continue to serve on the Board after the Meeting and until their respective terms expire.

     The following information is provided with respect to each nominee for director to be elected at the Meeting and each continuing director of the Company whose term of office extends beyond the date of the Meeting:




NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE


                                                                           Shares of Common
                                                                         Stock of the Company
                                                                          Beneficially Owned
Name and Principal                               Director of the       as of December 31, 1998(d)
Occupation(a)(b)(c)                     Age       Company Since        Number             Percent


Nominees for Director:
Class A (Terms Expiring in 2002):
Michael B. Clarke.....................  52             1988             9,791                -
President & CEO, Glens Falls
Cement Co., Inc. (cement
production)

Kenneth C. Hopper, M.D...........       60             1983            38,040  (1)           -
Chairman & CEO, Northeastern
Clinical and Toxicology
Laboratory, Inc. (medical
laboratory)

Michael F. Massiano.................    64             1983            93,926  (2)          1.49
Chairman of the Board of the
Company and Glens Falls
National Bank and Trust Company

Directors Continuing in Office:
Class B (Terms Expiring in 2000):

John J. Carusone, Jr................    57             1996                46                -
Attorney, Carusone & Carusone
(law firm)

David G. Kruczlnicki.................   46             1989            14,688  (3)           -
President & CEO, Glens Falls
Hospital (health care facility)

David L. Moynehan..................     53             1987            14,325  (4)           -
President, Riverside Gas & Oil
Co. (petroleum products
 distributor)

Class C (Terms Expiring in 2001):

Thomas L. Hoy  ......................   50             1996            72,024  (5)          1.14
President & CEO of the
Company and Glens Falls
National Bank and Trust
Company

Dr. Edward F. Huntington.........       68             1983            12,338  (6)           -
Adjunct Professor, SUNY
Albany & Plattsburgh-Retired

Doris E. Ornstein...................... 68             1987             8,416                -
President, Wharton Business
Brokers (real estate specialists)




Other Executive Officers:

John J. Murphy....................      47             N/A            65,919  (7)           1.04
Executive Vice President,
Treasurer & CFO of the
Company and Glens Falls
National Bank and Trust
Company

John C. Van Leeuwen...........          55             N/A            15,711  (8)            -
Senior Vice President & Chief
Credit Officer of the Company
and Glens Falls National Bank
and Trust Company

                    Shares Beneficially Owned By
                    All  Director Nominees,
                    Continuing Directors and
                    Executive Officers as a Group:                    375,073  (9)         5.85

NOTES:
(a)  All directors of the Company also serve as directors
of its principal subsidiary, Glens Falls National Bank and
Trust Company,      except for Mr. Carusone, who also
serves as a director of Saratoga National Bank and Trust Company. Of the nominees and directors continuing in office, only Mr. Hoy is currently an officer or employee of the Company or its subsidiaries.

(b) The business experience of each director during the past five years was that typical to a person engaged in the principal occupation or business listed for each. Except as noted, each of the nominees and directors continuing in office has held the same or another executive position with the same employer during the past five years.

(c) No family relationship exists between any two or more of the nominees, directors or executive officers of the Company or its subsidiaries, except that David L.
     Moynehan, a director of the Company, is the brother-in-law of John J. Murphy, the Executive Vice
     President, Treasurer & Chief Financial Officer of the
     Company.

(d) Beneficial ownership of shares, determined in accordance with applicable Securities and Exchange
     Commission rules, includes shares as to which a person, directly or indirectly, has or shares voting power and/or investment power, and all shares which the person has a right to acquire within 60 days of the reporting date. Unless otherwise noted below, each individual has sole beneficial ownership of all shares listed as beneficially owned by such individual. Percentage of shares beneficially owned is listed only for those with one percent or more beneficial ownership.

(1) Includes 25 shares held by a company that Dr. Hopper controls.

(2) Includes 4,076 shares held by his wife directly and 21,015 shares subject to exercisable options received by Mr. Massiano under the Company's compensatory stock option plans.

(3) Includes 509 shares held jointly by Mr. Kruczlnicki with his wife.

(4) Includes 2,604 shares held jointly by Mr. Moynehan with his wife.

(5) Includes 11,254 shares held in Mr. Hoy's account under the Company's ESOP, 941 shares held by his wife directly, 451 shares held by his son directly, 451 shares held by him as custodian for his daughter and 40,378 shares subject to exercisable options received by Mr. Hoy under the Company's compensatory stock option plans.

(6) Includes 10,511 shares held jointly by Dr. Huntington with his wife and 674 shares held in a Simplified
     Employee Pension Plan.

(7) Includes 10,664 shares held in Mr. Murphy's account under the Company's ESOP, 8,102 shares held jointly with his wife and 45,801 shares subject to exercisable options received by Mr. Murphy under the Company's compensatory stock option plans.


(8) Includes 5,360 shares held in Mr. Van Leeuwen's account under the Company's ESOP, 702 shares held jointly with his wife, 206 shares held by him as custodian for his sons and 8,278 shares subject to exercisable options received by Mr. Van Leeuwen under the Company's compensatory stock option plans.

(9) Includes 125,620 shares subject to exercisable options received by such persons under the Company's compensatory stock option plans. Also includes 9,135 shares beneficially owned on such date by Daniel L.
     Robertson, a director of the Company who is retiring at this year's Annual Meeting. Mr. Robertson's shareholdings include 1,003 shares held by his wife directly.


     In 1998, the Board of Directors of the Company met 4 times. During the year, each of the directors attended at least 75 percent of the total number of the meetings of both the Board and all the committees of which the director was a member.

          BOARD COMMITTEES

     The Board of Directors of the Company has the following three committees: an Executive Committee, an Audit Committee and a Personnel Committee. The Personnel Committee also functions as a nomination and a compensation committee. As President and Chief Executive Officer of the Company, Mr. Hoy serves as an ex-officio member of each of these committees and, as such, is expected to attend meetings and to provide information requested by the committee members.

     The Executive Committee met once during the last fiscal year. Members of the Executive Committee are Directors Clarke, Hopper, Kruczlnicki and Massiano. The Executive Committee has the authority to act for the Board, except it may not submit matters to shareholders, fill Board vacancies, fix Board or Committee compensation, amend or adopt Bylaws, or amend or repeal any resolution of the Board.

     The Audit Committee met twice during 1998. Members of the Audit Committee are Directors Carusone, Clarke, Huntington, Kruczlnicki and Massiano. The Audit Committee examines the soundness and solvency of the Company and its subsidiaries, causes suitable audits and examinations to be made, ensures that adequate fiscal controls and procedures are maintained, and makes recommendations and reports to the full Board of Directors.

     The Personnel Committee  met three times during the
last fiscal year.  Members of the Personnel Committee are
Directors Clarke, Huntington, Kruczlnicki and Massiano.   In
addition to making recommendations to the full Board on nominations of candidates for director of the Company, the Personnel Committee reviews, not less often than annually, all compensation arrangements and benefit plans covering officers and employees of the Company and its subsidiaries and makes various recommendations and determinations on such matters. The Personnel Committee also makes final determinations on all awards under the Company's compensatory stock plans, including grants of stock options to executives
and other key employees.   See "Report of Personnel Committee
on Executive Compensation" beginning on page 10 of this proxy statement. Any shareholder who wishes to submit to the Personnel Committee a possible candidate for the Committee's consideration in making its recommendation on nominees for director to the full Board should submit the name of such candidate to the Personnel Committee, care of the Company at its corporate headquarters. Names of candidates received by the Committee before December 16, 1999, will be considered by the Committee at its regular meeting in January of the following year, before the Committee makes its recommendations to the full Board and the latter selects its nominees. For procedures and deadlines applicable to any shareholder who wishes to make a direct nomination of one or more persons for director at the annual meeting of shareholders, see "Shareholder Proposals" on page 2 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1998, the directors and executive officers of the Company made timely filings of all securities transaction reports required to be filed by them with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 except for one late filing of a report relating to one transaction by director Moynehan.

  COMPENSATION COMMITTEE INTERLOCKS
      AND INSIDER PARTICIPATION

     No member of the Personnel Committee during 1998 was
an officer or employee of the Company or any of its subsidiaries during that year or a former officer of the Company or any of its subsidiaries, except for Mr. Massiano, who is Chairman of the Board of the Company and Glens Falls National Bank and Trust Company and formerly served as CEO of
the Company until his retirement on December 31, 1996.    Mr.
Hoy, who is President & CEO of the Company and Glens Falls National Bank and Trust Company, is an ex-officio member of the Committee. Ex-officio members have certain duties relating to the Committee, as described above under "Board Committees", but do not participate in Committee decisions.


        EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose salary and bonus exceeded $100,000 in 1998:


SUMMARY COMPENSATION TABLE

                                                    Annual Compensation


                                      ( a )    ( b )    ( c )      ( d )        ( e )
                                                        Other
Name/Principal                                          Annual     No. Of
Position                      Year   Salary    Bonus    Compen-   Options/     All Other
                                                        sation      SARs      Compensation

Thomas L. Hoy                 1998  $200,000  $78,225      -       12,000        $21,648
President &                   1997   180,000   85,050      -       13,200         16,754
Chief Executive Officer       1996   150,700   42,308      -       13,860         15,515

John J. Murphy                1998   146,000   32,305      -       7,000          13,398
Executive Vice President      1997   140,000   37,800      -       7,700          13,485
Treasurer & CFO               1996   126,500   52,600      -       8,085          13,615

John C. VanLeeuwen            1998    97,000   12,228      -       3,000           9,371
Senior Vice President &       1997    93,000   15,120      -       3,300           8,612
Chief Credit Officer          1996    84,154   25,631      -       4,620           8,581

Notes to Summary Compensation Table (note references are to columns):

(a) Salary: Includes base salary and any amounts that are deferred at the election of the officer under a 401(K) plan or otherwise.

(b) Bonus: Represents cash bonuses paid to executives for such year under the Company's Short-Term Incentive
     Award Plan whether such amounts are deferred or paid immediately. Under the Plan, annual bonuses are paid to key employees, including executive officers of the Company, provided certain pre-established threshold and/or target earnings levels have been attained.
     Bonuses are compiled and approved by the Personnel
     Committee and ratified by the Board of Directors.
     Bonuses typically are paid in January of the ensuing calendar year.

(c) Other Annual Compensation: Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for the named executive officer. No executive officers received perquisites having a value greater than such amount in any of the last 3 years.

(d)  Options: Represents the number of shares subject to
     options granted to the named executive officer (as
     adjusted for subsequent stock dividends).  For more
     information on options, see the tables and notes under
     "Stock Option Plans" below.   The Company granted no
     other form of long-term compensation to the named executives in any of the past 3 years. Although the Company's compensatory stock plans authorize awards of restricted stock, no shares of restricted stock have been awarded thereunder.

(e)  All Other Compensation: Includes (i) the value of the
     Company's contributions to the ESOP for the named executive officer, and (ii) amounts paid for premiums for term life insurance benefiting the named executive officer. In 1998, the amounts indicated for each of the named executive officers consisted of the following: Mr. Hoy, $18,912 for ESOP and $2,736 for term life insurance; Mr. Murphy, $12,117 for ESOP and $1,281 for term life insurance; and Mr. Van Leeuwen, $7,355 for ESOP and $2,016 for term life insurance.






          STOCK OPTION PLANS

     In past years, the Company has maintained compensatory stock plans under which key employees have been granted stock options, including both tax qualified (incentive) stock options and non-qualified stock options. Information relative to stock option activity for the named executive officers in the Summary Compensation Table above for the year ending December 31, 1998, is set forth in the following tables:



OPTION/SAR GRANTS TABLE
Options/SAR Grants in Last Fiscal Year

Individual Grants






Name                       ( a )          ( b )           ( c )             ( d )        ( e )
                           No. Of      % of Total       Per Share     Expiration Date  Grant Date
                         Securities   Options/SARs    Exercise or                     Present Value
                         Underlying    Granted to      Base Price                        (dollars)
                          Options/    Employees in
                            SARs       Fiscal Year
                           Granted



Thomas L. Hoy              12,000        24.79%          $26.25          11/17/2008     $  66,960

John J. Murphy              7,000        14.46            26.25          11/17/2008        39,060

John C. Van Leeuwen         3,000         6.20            26.25          11/17/2008        16,740

Notes to Stock Option Table (note references are to columns):

(a) All options listed were granted on November 18, 1998, without tandem stock appreciation rights (SARs).
     Options awarded under the Company's compensatory stock plans normally become exercisable in stages (e.g., options awarded in 1998 become exercisable in 25 percent increments on each of the first four anniversaries of the date of the grant).

(c) Represents 100 percent of the market value of the Company's Common Stock on the date of grant, based on the average of the closing bid and asked prices per share of Common Stock reported on the NASDAQ Stock
     Market(sm) for such date.

(d) Options awarded under the Company's compensatory stock plans normally have 10 year terms, subject to earlier termination in the event of termination of employment with the Company.

(e) The estimated grant date present value of the options has been determined by using the Black-Scholes option pricing model, a commonly used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be seven years from the date of the grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the seven-year estimated life of the options, was the seven-year Treasury Rate as of the date of grant;
     (c) the volatility factor utilized was the three-year volatility of the company's Common Stock, or 22.4 percent (volatility is calculated based on fluctuations of daily closing stock prices); (d) -0-percent forfeiture rate prior to exercise; (e) the dividend yield on the Common Stock was assumed to be
     3.4 percent for purposes of the analysis only.








OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values



                         (a)              (b)                  ( c )                       ( d )
                        Shares       Value Realized    Number of Unexercised        Value of Unexercised
 Name                  Acquired                        Options/SARs at FY-End    In-the-Money Options/SARs
                                                     (Exercisable/Unexercisable)          at FY-End
                                                                                 (Exercisable/Unexercisable)

Thomas L. Hoy           3,980           $ 61,848              E - 40,378                E - $483,090
                                                              U - 31,053                U -   64,654


John J. Murphy          3,980             61,350              E - 45,801                E -  710,784
                                                              U - 19,041                U -   49,062



John C.Van Leeuwen        715             12,291              E -  8,278                E -   81,152
                                                              U -  8,801                U -   24,923

KEY:    E = Exercisable, U= Unexercisable

Notes to Option/SAR Exercises and Year-End Value Table (note references are to columns):

(b) Represents the difference between the market value of shares of Common Stock received upon exercise of an option, based on the average of the closing bid and asked prices for the Company's Common Stock as reported by NASDAQ on the date of exercise, and the exercise price of such options.

(c) Includes options that were "out-of-the-money" at year-end, that is, options having an exercise price that exceeds the fair market value of the Common Stock.

(d) The dollar value of unexercised in-the-money options at December 31, 1998, was calculated by determining the difference between the market value of the shares of Common Stock underlying the options at year-end, based upon the average of the closing bid and asked prices for the Company's Common Stock as reported on NASDAQ as of December 31, 1998, and the exercise price of the options.





Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including language that might be interpreted to incorporate by reference future filings, including this proxy statement, in whole or in part, in such previous filings, the following Performance Graph and Report of Personnel Committee on Executive Compensation shall not be incorporated by reference into any such filings.


COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
AMONG ARROW FINANCIAL CORPORATION,
THE NASDAQ STOCK MARKET (U.S. Companies), AND
NASDAQ BANK STOCKS





                                  12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98

 Arrow Financial Corporation        100.0      131.9      165.7      240.8      371.4      326.6

 NASDAQ Stock Market                100.0       97.8      138.3      170.0      208.6      293.2

 NASDAQ Bank Stocks                 100.0       99.6      148.4      195.9      328.0      324.9


All data prepared by the Center for Research in Security Prices. The level of each index was set at $100 on 12/31/93. Amounts indicated on the graph represent monthly indices levels derived from compounded daily returns that include all dividends. The indices are reweighted daily, using the market capitalization on the previous trading day. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.





REPORT OF PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION


Introduction

     The Personnel Committee of the Board of Directors (the "Committee") is composed exclusively of nonemployee directors.
 A principal task of the Committee is to act on compensation matters related to the Chief Executive Officer (the "CEO") and other executive officers of the Company. As part of that process, the Committee reviews survey data regarding executive compensation paid by peer banks plus additional input as may be sought and received from compensation consultants. The Committee then reviews compensation recommendations from management and develops its own recommendations, which it submits to the full Board for review and ratification. The Committee also has the discretion to make final decisions on incentive compensation awards to executive officers and other key employees, including annual bonus awards under the Company's short-term incentive plan and stock-based awards under the Company's long-term compensatory stock plans.

     The Committee is submitting this report summarizing its compensation policy for 1998 and in particular its compensation recommendations and decisions for President and CEO Thomas L. Hoy and the other executive officers.

Compensation Philosophy

     The Committee supports a three part approach to executive compensation consisting of base salary, annual incentives (bonus) and long-term incentives. Base salary is reviewed and set annually within competitive ranges established on the basis of survey data, with the specific amounts to be determined based on prior period individual and Company performance. The annual incentive or bonus component is payable through the Company's Short-Term Incentive Award Plan, with awards tied to the annual performance of the relevant business unit and to the executive's individual performance during the year. The long-term incentive component of compensation is addressed through the compensatory stock plans, which provide for grants of stock options or restricted stock.

     The Committee reviews each component of executive compensation on an annual basis and makes recommendations to the full Board on any adjustments among the component elements that it believes are appropriate.

     The executive compensation program is intended to attract and retain key executives and to motivate them to help the Company achieve increased profitability, strong credit quality and enhanced shareholder value. The long-term incentive feature also encourages significant share ownership by key executives. For individual officers, types and amounts of executive compensation are established based upon their varying levels of responsibility, subjective and objective evaluations of their performance and the financial performance of their relevant business unit. Attention is also given to the compensation being paid to various levels of executives by other banking organizations in the Company's peer group, particularly those organizations doing business in the Company's geographic market.

     At the level of CEO, overall compensation is based both on corporate performance factors, which include earnings per share, capital accumulation, strategic initiatives and new products and markets, and upon individual performance factors, such as leadership, commitment to the community and professional standing. In making its recommendations on CEO compensation, the Committee also takes into account CEO compensation at peer group banks.

Compensation Administration

     Base salaries for executive officers, including the CEO, are reviewed on an annual basis. Any base salary increases will reflect an executive's contributions to the overall Company performance, the executive's position within an appropriate salary range and median increases in both the banking industry and industry in general. Committee recommendations for executive base salaries are reviewed and ratified by the full Board.

     Annual incentive compensation is addressed through the Company's Short-Term Incentive Award Plan, with the payment of bonuses generally to depend upon whether certain pre-established financial performance threshold levels for the year are met. If the pre-established threshold levels are met, the size of individual bonuses may then vary depending on the extent to which those levels are exceeded and on certain objective and subjective measures of performance. The Committee works with management at the beginning of the fiscal year to establish the threshold performance levels under the Plan for that year plus any target levels beyond the threshold. Typically, threshold and target performance levels are based on budgeted operating earnings. Final decisions on those key employees entitled to Plan bonuses and the amounts of those bonuses are made by the Committee at the beginning of the following fiscal year, after considering senior management's recommendations. The full Board reviews and ratifies the Committee's decisions.

     Long-term incentive compensation for executives and other employees is addressed through the Company's compensatory stock plans. These plans provide for the grant of stock-based compensatory awards, such as stock options, the value of which is directly dependent on the market performance of the Company's Common Stock over an extended period of time. The principal stock plan utilized in recent years for the grant of compensatory stock awards to executives has been the Company's 1993 Long-Term Incentive Plan. At the 1998 annual shareholders' meeting, shareholders approved the 1998 Long-Term Incentive Plan, which is essentially an extension of the 1993 plan and, like the 1993 plan, authorizes the grant of stock-based awards to executive officers and other employees whose duties and job performance make them suitable recipients. The 1998 plan authorizes the grant of awards for up to 330,000 shares, as adjusted, of Common Stock in the aggregate.

     Under both the 1993 and the 1998 plans, the Committee has the sole discretion to select which executives or other employees are to receive awards, based on factors such as attainment of Company financial goals and individual performance, as well as the types and amounts of those awards. Under both plans, awards may take the form of stock options or shares of restricted stock. Stock options granted under the plans must have an exercise price not less than the market price of the Company's Common Stock on the date of grant and may be exercised only after a designated vesting date and then only if the optionee is still employed by the Company (or within a short period of time following termination of employment). Essentially, this means that executives who receive options realize gain only if the Company's stock price improves over the life of the option and only if the executive continues with the Company. In years in which the Company's stock price does not improve, for any reason, including conditions affecting equity markets generally, the value of compensatory stock options does not improve and may even decrease. Heretofore, the Committee has not granted any form of stock-based compensation other than stock options and expects that stock options will continue in the future to be the predominant if not the exclusive means of providing long-term incentive compensation to executives.

     In 1993, Congress adopted a new provision of the Internal Revenue Code (the "Code"), Section 162(m), which disallows a tax deduction to public companies for any compensation exceeding $1 million paid to certain top executives. The Committee does not believe the statutory ceiling on deductible compensation will be relevant to the Company in the foreseeable future.

Executive Compensation Decisions in 1998

     A year ago, when the Committee reviewed executive compensation at the end of 1997, it noted that the salary being paid to President and CEO Thomas L. Hoy was substantially lower than the median CEO salary at the Company's peer group of banks. The Committee recommended that the Company move to begin to correct this deficiency and the full Board awarded Mr. Hoy a significant salary increase for 1998. At year-end 1998, with the Committee's support, the Board determined to continue this process and further narrow the gap between Mr. Hoy's salary and the peer group median by awarding him a substantial salary increase. The other executive officers also received salary increases for 1999.

     In approving these salary increases, the Committee
noted that senior management had performed effectively in
leading the Company to another year of solid financial
performance, as the Company achieved record earnings.   At the
same time, total loans showed impressive growth and asset quality improved.

     Mr. Hoy and his executive team also merited significant awards, in the Committee's view, under the other two components of executive compensation, annual incentive compensation and long-term incentive compensation.

     Operating earnings in 1998 exceeded both the threshold and target levels previously established under the Short-Term Incentive Award Plan. As a result, the Committee approved annual bonuses for key employees, including the executive officers as well as the other key employees covered under this Plan. These bonuses were reviewed and ratified by the full Board. The individual bonuses received by the executive officers are listed in the Summary Compensation Table on page 6.

     Because of significant improvement in all continuing
key performance areas, the Committee also determined at year-end 1998 that grants of stock options would be awarded to the
executive officers.    The number of options awarded to each
named executive in the Summary Compensation Table on page 6 is included in column (d) of the table and the estimated present value of those options is included in column (e) of the Option/SAR Grants Table on page 7.

       In reviewing executive compensation specifically, as in prior years, the Committee used as a basis of comparison the reported executive compensation of a peer group of publicly held bank holding companies located in New York. This year there were 10 companies in that peer group. This peer group is different from, but contains some of the same banks as, the group of companies whose stocks are included in the NASDAQ Bank Stock Index represented on the Performance Graph on page 9 of the proxy statement.



PERSONNEL COMMITTEE

Michael B. Clarke, Chairman
Dr. Edward F. Huntington
David G. Kruczlnicki
Michael F. Massiano

EMPLOYMENT CONTRACTS

     Thomas L. Hoy, President and Chief Executive Officer of the Company, and John J. Murphy, Executive Vice President, Treasurer, and Chief Financial Officer of the Company, are serving under employment contracts with the Company. Under these contracts, each is guaranteed his current base annual salary, and certain other benefits for the duration of his contract. Mr. Hoy and Mr. Murphy first entered into employment agreements with the Company on December 31, 1990. Each of these contracts will continue until December 31 of the second year after that year, if any, when the Board of Directors of the Company elects not to grant a one year extension of the contract. Each contract provides that, in the event of a change-in-control of the Company, or if the officer in question is assigned less important duties, the officer may within 1 year after such occurrence, elect early retirement and receive an amount payable in installments (or in a lump sum, in the event of financial hardship) equal to approximately three times his salary under the contract.
Also, Mr. Hoy's contract includes a death benefit under which, in the event of his death during the term of the contract, his beneficiary will receive a payment equal to his base salary at the time. In 1998, the Company extended a change-in-control arrangement to John C. Van Leeuwen, Senior Vice President and Chief Credit Officer of the Company, similar to the change-in-control features of the contracts for Messrs. Hoy and Murphy. Under Mr. Van Leeuwen's arrangement, if there is a change-in-control of the Company, he would be entitled to receive a lump sum cash payment equal to two year's base salary, plus certain continuing insurance coverage.

COMPENSATION OF DIRECTORS

     Each director of the Company currently receives for his or her services as a director a fee of $500 per quarterly Board of Directors meeting attended, $400 per meeting attended of committees of the Board of which he or she is a member, and an annual retainer fee of $5,000. The Chairmen of the Company's Audit and Personnel Committees receive an additional annual retainer of $1,500. Directors of the subsidiary banks receive a fee of $400 per Board meeting attended and also receive a fee of $350 for each meeting of the bank board committee attended and an annual retainer of $3,000.
Directors who are also Executive Officers receive no director's fees, including retainer fees or fees for attendance at Board or Committee meetings.

     The Company maintains an unfunded Directors Deferred Compensation Plan, in which outside directors of the Company and its subsidiaries may participate. Under this plan, each such director is able to make an irrevocable election to defer, during his or her term of office, all or a portion of
the directors' fees due.   The account of a participating
director is credited with the dollar amount of deferral and with quarterly interest payments on the balance at a rate equal to the best rate being paid from time to time by Glens Falls National Bank and Trust Company on its Individual Retirement Account certificates of deposit. Directors who participate in the Directors Deferred Compensation Plan receive payments from their accounts in cash, either in lump sum or in annual installments, commencing at a preselected deferral date. In 1998, 2 directors participated in the plan.

PENSION PLAN

     The Company maintains a tax-qualified Defined Benefit
Retirement Plan (the "Retirement Plan") for eligible employees. The Retirement Plan covers employees of the Company and all subsidiaries who work 1,000 hours or more per year, have attained the age of 21, and have completed one year of service.

     Annual retirement benefits under the Retirement Plan are computed according to a formula based on the employee's annual average earnings for the highest consecutive five of the last ten years of service and his or her number of years of service and are subject to certain limits under federal law, specifically, the Employee Retirement Income Security Act ("ERISA"). Covered compensation under the Retirement Plan includes salary, overtime, sick pay, bonuses, and certain other cash and noncash benefits. Covered compensation under the Plan during 1998 for the named executive officers in the Summary Compensation Table on page 6 includes all of the compensation listed in columns (a) and (b) of the Summary Compensation Table plus certain term insurance premiums paid on behalf of the executive officers (included in column (e) of the Table) plus certain amounts not included in the Table (i.e., the Company's matching contributions to the officers' Employee Stock Purchase Plan accounts, the dollar value of limited perquisites provided by the Company to the named executive officer, and any compensation realized upon exercise of nonqualified stock options).

     The Company also maintains an unfunded Select
Executive Retirement Plan ("SERP"), which contains both a pension supplement feature and a special early retirement feature. The pension supplement feature is structured so as to provide for a supplemental payment, upon retirement, to those senior officers who are selected to participate in this feature of the SERP, equal to any pension benefits which would have been received by them under the Company's Retirement Plan described above were it not for the maximum payment
limitations for such plans established under ERISA.   Mr. Hoy
and Mr. Murphy have been selected to participate at such time in the pension supplement feature of the SERP. Under the special early retirement feature of the SERP, certain of the senior officers who retire early may be approved by the Board at such time to receive an additional retirement payment, in a series of installments or, with the approval of the Board at retirement, in a lump sum.

     The table below represents estimated annual retirement benefits payable under the Company's Retirement Plan and SERP to persons having specified final average earnings and years of service, assuming such persons have been selected to participate in the SERP's pension supplement feature (but excluding any amounts that might be receivable under the SERP's special early retirement feature.)


                    Estimated Annual Pension Based
                     on Years of Service Indicated
                  For Those Retiring at Age 65 in 1999



Average Annual Earnings
For Last 5 Years of
Service                          15           20           25              30
$100,000                       $23,771    $ 31,694    $  39,617       $  47,542
 150,000                        36,896      49,194       61,492          73,792
 200,000                        50,021      66,694       83,367         100,042
 250,000                        63,146      84,194      105,242         126,292
 300,000                        76,271     101,694      127,786         152,542
 350,000                        89,396     119,194      148,992         178,792


     The number of credited years of service under the Retirement Plan as of December 31, 1998, for each of the named executive officers in the Summary Compensation Table is as follows: 24 years for Mr. Hoy, 25 years for Mr. Murphy and 13 years for Mr. Van Leeuwen.

     Benefits under the Plan are computed as straight-life annuity amounts although participants may make certain alternative elections upon or before retirement. Amounts payable to executives under the Retirement Plan and the SERP are not subject to offset for Social Security benefits.





TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

     Some of the nominees for director, continuing directors, and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) have, at some time since January 1, 1998, been indebted to one or more of the Company's subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions by the lending bank with unaffiliated persons. No such loan is classified by the lending bank at present as a non-accrual, past due, restructured or potential problem loan.

     Director John J. Carusone, Jr. is an attorney in the firm of Carusone and Carusone, Saratoga Springs, New York.
During 1998, Mr. Carusone's firm rendered legal services to the Company's subsidiary, Saratoga National Bank and Trust
Company, on a variety of matters, billed at regular firm rates.

     Outside of these and other normal customer relationships, none of these persons (or members of their immediate families) presently maintains or has maintained since January 1, 1998, directly or indirectly, any significant business or personal relationship with the Company other than such as might arise by virtue of his/her position with, or ownership interest in, the Company.

INDEPENDENT AUDITORS

     KPMG LLP, Certified Public Accountants, were the auditors for the Company for the year ended December 31, 1998. The Audit Committee and Board are in the process of selecting the auditors for 1999. Representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire, and it is expected that they will be available to respond to appropriate questions from shareholders.

OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.


By Order of the Board of Directors

GERARD R. BILODEAU
Secretary

March 12, 1999





PROXY
ARROW FINANCIAL CORPORATION
250 GLEN STREET
GLENS FALLS, NY 12801

ANNUAL MEETING OF SHAREHOLDERS - APRIL 14, 1999

THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS OF ARROW FINANCIAL CORPORATION

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company") hereby appoint(s) Robert G. Landry and Bernard F. McPhillips, or either of them, with the full power to act alone, the proxies of the undersigned, with full power of substitution and revocation, to vote all the shares of Common Stock of the Company, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the Queensbury Hotel, Maple and Ridge Streets, Glens Falls, New York 12801, at 10:00 a.m. on Wednesday, April 14, 1999, and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

(To be Signed on Reverse Side.)



[ X ] Please mark your votes as in this example using dark ink only.

1.  Election of Directors
[   ] FOR all nominees listed at right (except as limited
      below)
[   ] WITHHOLD authority to vote for all nominees listed at
      right
Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) in the space provided.

_________________________________

Nominees: Class A: Michael B. Clarke
                   Kenneth C. Hopper
                   Michael F. Massiano


You are requested to complete, date and sign this card and return this Proxy promptly to:

American Stock Transfer & Trust Company
40 Wall Street, 46 Fl.
New York, NY 10269-0436

This Proxy will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. If any other business is properly presented at the Annual Meeting, or any adjournments thereof, this Proxy will be voted at the discretion of the proxies or in accordance with the recommendation of Arrow's Board of Directors. The undersigned hereby revoke(s) any proxies heretofore given by the undersigned to vote at the Annual Meeting, or any adjournments thereof.

__________________
DATE

_______________________________
SIGNATURE

_______________________________
SIGNATURE
IF HELD JOINTLY

Note: If the shares are registered in more than one name, each joint owner or fiduciary should sign personally.
Persons signing as executors, adminstrators, trustees, corporate officers, or in other representative capacities should so indicate.